Exhibit 99.1

Courtesy of PR Newswire Complimentary Monitoring

Astoria Financial Corporation To Announce Second Quarter Earnings & Host Conference Call On July 20, 2006

PR Newswire -- June 22, 2006

LAKE SUCCESS, N.Y., June 22 /PRNewswire-FirstCall/ -- Astoria Financial Corporation (NYSE: AF), announced that it expects to report second quarter earnings on Thursday, July 20, 2006 at approximately 8:00 a.m. Eastern Time (ET). A copy of the news release will be immediately available on its web site, www.astoriafederal.com.

The Company also announced that George L. Engelke, Jr., Chairman, President & CEO of Astoria will host an earnings conference call on Thursday afternoon at 3:30 p.m. (ET), July 20, 2006.

Toll-free dial-in: (800) 967-7140

International dial-in: (719) 457-2629

A simultaneous webcast of the conference call will also be available on the Company’s web site at www.astoriafederal.com and will be archived for one year.

A telephone replay will be available on Thursday, July 20, 2006 from 7 p.m. (ET) through Friday, July 28, 2006, 11:59 p.m.

Replay # (Domestic): (888) 203-1112 - Passcode: 4153753

Replay # (International): (719) 457-0820 - Passcode: 4153753

Astoria Financial Corporation, the holding company for Astoria Federal Savings and Loan Association, with assets of $22.2 billion is the sixth largest thrift institution in the United States. Established in 1888, Astoria Federal is the largest thrift depository headquartered in New York with deposits of $13.0 billion and embraces its philosophy of Putting people first by providing the customers and local communities it serves with quality financial products and services through 86 convenient banking office locations and multiple delivery channels, including its enhanced website, www.astoriafederal.com. Astoria Federal commands the fourth largest deposit market share in the attractive Long Island market, which includes Brooklyn, Queens, Nassau and Suffolk counties with a population exceeding that of 38 individual states. Astoria Federal originates mortgage loans through its banking offices and loan production offices in New York, an extensive broker network covering twenty-four states, primarily the East Coast, and the District of Columbia, and through correspondent relationships covering forty-four states and the District of Columbia.

SOURCE  Astoria Financial Corporation
          -0-                                                      06/22/2006
          /CONTACT: Peter J. Cunningham, First Vice President, Investor Relations,
of Astoria Financial Corporation, +1-516-327-7877, or ir@astoriafederal.com /
          /Web site: http://www.astoriafederal.com /
          (AF)